Exhibit 10.27

As Amended and Restated December 11, 2008,
effective January 1, 2009

BURLINGTON NORTHERN SANTA FE
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Article I
Purpose and Effective Date

1.01
The purpose of this 2005 Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to attract and retain highly qualified individuals to serve as members of the Board of Directors (the “Board”) of Burlington Northern Santa Fe Corporation (the “Company”).  The Effective Date of the Plan is April 21, 2005.

Article II
Administration

2.01
The Plan shall be administered by the Directors and Corporate Governance Committee of the Board (the “Committee”).  The Committee shall interpret the Plan, prescribe, amend and rescind the rules relating to it from time to time as it deems proper and in the best interests of the Company, and take any other action necessary for the administration of the Plan.  Any decision or interpretation adopted by the Committee shall be final and conclusive and shall be binding upon all Participants (as defined below).

Article III
Participation

3.01
Participation in the Plan is voluntary. Any member of the Board who is not an employee of the Company or any of its subsidiaries (a “non-employee director”) shall be eligible to participate in the Plan beginning 30 days after becoming a non-employee director, subject to the terms of the Plan.

3.02
A non-employee director shall become a “Participant” in the Plan by electing to defer payment of all or a portion of his Compensation (as defined below) pursuant to the terms of a “Deferral Election.”  A director’s Deferral Election shall be subject to the following:

(a)
An individual who, prior to the beginning of any calendar year, is a non-employee director shall be eligible to file a Deferral Election with respect to his Compensation earned in such calendar year.  Except as otherwise provided in this Section 3.02, a Deferral Election with respect to Compensation earned in a calendar year shall be filed during such period before the first day of such year as may be established by the Committee.

(b)
Notwithstanding the provisions of paragraph (a) above, for the first calendar year in which an individual is a non-employee director, the director may file a Deferral Election not later than 60 days after the individual becomes a non-employee director. A Deferral Election made under this paragraph (b) shall not apply to amounts earned for services rendered prior to the 30th day after the individual becomes a non-employee director, and shall not apply to amounts earned for services rendered prior to the date the election has become irrevocable in accordance with Section 3.04.

(c)	A Participant shall be fully vested in the Participant’s deferral amounts and earnings at all times, subject to investment gains and losses.

3.03
For calendar year 2005, an individual who is a non-employee director on the Effective Date may file a Deferral Election not later than 30 days after the Effective Date, and such election shall not apply to amounts earned for services rendered prior to the date the election is filed.

3.04
A non-employee director’s Deferral Election applicable to Compensation amounts earned in any calendar year shall also apply to Compensation earned in each subsequent calendar year while the individual is a non-employee director.  However, a non-employee director, in accordance with paragraph 3.02(a), may modify or cancel a Deferral Election, or file a new Deferral Election, provided that no Deferral Election with respect to Compensation earned in any year may be changed on or after, and all such Deferral Elections shall be irrevocable as of the day immediately preceding, the date the year has begun, except that a Deferral Election made in accordance with Section 3.02(b) shall be irrevocable when filed.

3.05
Subject to the terms of the Plan, the Participant shall specify, as part of his initial Deferral Election, and in accordance with Article IV, the time and form of distribution of the amounts deferred under the Plan (“Distribution Election”), including amounts deferred with respect to Compensation earned in the first year to which the Deferral Election applies and all future years.  Except as otherwise permitted under §409A of the Internal Revenue Code (the “Code”), and notwithstanding the provisions of Section 3.04, the Distribution Election shall be irrevocable.

Article IV
Compensation

4.01	Each Participant may elect to have all or a specified percentage of his Compensation deferred pursuant to Article III until he ceases to be a director.

4.02
“Compensation” shall mean the annual retainer and meeting fees for Board and Board  committee meetings.  Annual retainer fees which are paid in quarterly installments shall be treated as earned on a pro rata basis over the course of the calendar quarter for which they are paid.

4.03
The Company shall establish a memorandum account for each Participant who has elected to defer a portion of his Compensation for any year and shall credit such account for Compensation on the date payment would otherwise have been made.

4.04
Investment gains and losses shall be credited to each member’s memorandum account no less frequently than at the end of each quarter and at such other periods as may be determined by the Committee.  Such gains and losses shall be based on the investment option or options selected and the returns on such investment option or options.  The available investment options shall be established by the Board with such terms and conditions as it may deem appropriate.

4.05	Distribution of a Participant’s memorandum account shall be as follows:

(a)	in a lump sum in cash in January of the year following the year in which the Participant ceases to be a director; or

(b)
if irrevocably elected by the Participant at the time of the initial Deferral Election described in Section 3.02 or 3.03, in a number of equal annual installments, not to exceed ten, commencing in January of the year following the year in which the Participant ceases to be a director.

A Participant shall be treated as ceasing to be a director at the time the Participant incurs a separation from service under §409A of the Code.  Notwithstanding Section 4.05(a), any Participant who is a Specified Employee (as defined below) at the time he ceases to be a director and whose memorandum account is otherwise scheduled to be distributed in accordance with Section 4.05(a) shall receive such distribution, without interest, on the later of (i) the otherwise scheduled payment date and (ii) the first day of the seventh month following the Participant's cessation of directorship.  Notwithstanding Section 4.05(b), with respect to any Participant who is a Specified Employee at the time he ceases to be a director and whose memorandum account is otherwise scheduled to be distributed in accordance with Section 4.05(b), any installment of such Participant's memorandum account otherwise scheduled to be paid in the first six months following his cessation of directorship shall be paid, without interest, on the first day of the seventh month following his cessation of directorship. All other installments for any such Participants shall be paid as provided in Section 4.05(b). For purposes of the Plan, the term "Specified Employee" shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his delegate from time to time.

4.06	Investment returns shall continue to accrue on the balance of any memorandum account until the date of its distribution.

4.07
Notwithstanding Section 4.05, if a Participant dies prior to payment of all amounts due under the Plan, any unpaid balance of the Participant's memorandum account shall be payable to the Participant's Beneficiary (as defined below) in a lump sum as soon as practicable in January of the year following the year in which the Participant died.  "Beneficiary" shall mean any individual, trust or other recipient named by a Participant to receive amounts due hereunder upon his death.  Subject to the discretion of the Committee, a Participant may at any time designate the Beneficiary to receive any amounts due hereunder in the event of the Participant's death, and may change any such designation.  Each such designation of a Beneficiary shall be evidenced by a written instrument filed with the Committee and signed by the Participant.  A Beneficiary designation may be revoked or amended at any time but only by the completion and filing with the Committee of a new Beneficiary designation instrument, provided, however, that if a Participant's spouse is named as such Participant's Beneficiary, and the Participant and such spouse are subsequently divorced, then the designation of the spouse made prior to the divorce shall be null and void.  In order to designate a former spouse as a Beneficiary, a new Beneficiary designation instrument must be completed.  If no Beneficiary designation is on file with the Committee at the time of the death of a Participant, or if for any reason such designation is defective, then the Participant's estate shall be deemed to be the Beneficiary.

4.08	The Committee shall distribute periodic earnings reports to the Participants under the Plan.

Article V
General Provisions

5.01
The deferred compensation to be paid to the Participants pursuant to the Plan is an unfunded obligation of the Company.  Nothing herein contained shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits with respect to this obligation.  Title to and beneficial ownership of any funds invested or reinvested, including the income or profits therefrom, which the Company may make to fulfill its obligations under the Plan shall at all times remain in the Company.  A Participant's right to receive the payment of any deferred compensation may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent or distribution.

5.02
The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions.  Notwithstanding the preceding sentence, an amendment or termination of the Plan may accelerate payment of Plan benefits only to the extent permitted under Code §409A.

5.03
It is intended that the provisions of the Plan comply with Code §409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code §409A.  Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including any taxes and penalties under Code §409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participants harmless from any or all of such taxes or penalties.  If a director has a taxable year that is other than the calendar year, then, to the extent required by Code § 409A, the term “calendar year” (when used in the Plan) shall instead mean the Participant’s taxable year.